January 2, 2018

COLORSTARS GROUP

We have read Item 4.01 of Form 8-K Colorstars Group, 2018 of COLORSTARS GROUP (the “Registrant”) and are in agreement with the statements concerning therein as it pertains to our firm.

We have no basis to agree or disagree with other statements of the Registrant contained in Item 4.01.

Very truly yours,

/s/ ANTON & CHIA, LLP